EXHIBIT 99.1

Behringer Harvard Announces Investment in
Southern California Distribution Center

DALLAS, August 19, 2010 — Behringer Harvard announced today its investment in the El Cajon Distribution Center, a two-building, cross-dock industrial center comprising 1.4 million square feet located in San Bernardino, California, approximately 55 miles northeast of Los Angeles.

Behringer Harvard made this investment through a joint venture with CT Realty Investors (CTRI), a real estate investment and development firm based in Aliso Viejo, California; Westcore Properties, Inc., a real estate investment and management company based in San Diego, California; and Pacific Coast Capital Partners, an El Segundo, California-based real estate investment firm. This investment is an asset in the portfolio of Behringer Harvard Opportunity REIT II, Inc.

“The El Cajon Distribution Center is a new institutional-quality, Class A industrial asset that boasts a quality of construction that’s best-in-class and a superior location in the highly desirable Inland Empire, an area centered around the cities of Riverside and San Bernardino,” said Mr. Samuel A. Gillespie, Chief Operating Officer of Behringer Harvard Opportunity REIT II, Inc. “We believe this investment in a property acquired at a significant discount to replacement cost offers compelling upside potential with limited downside risk. Positive absorption of industrial space returned to the Inland Empire in the second quarter of 2010, and El Cajon Distribution Center is well-positioned to take advantage of this recovering market.”

El Cajon Distribution Center consists of two industrial buildings at 7010 and 7140 N. Cajon Boulevard. The 63-acre site provides direct access to I-215 and I-15, which lead to the I-210, I-10 and State Route 60 freeways, all major transportation routes serving Southern California and the Western United States. The property also is approximately 50 miles east of the BNSF and UPSP intermodal rail yards and the ports of Long Beach and Los Angeles. Corporate neighbors in the surrounding market include FedEx, Target, Kohls, Mattel, Home Depot and Smuckers.

El Cajon Distribution Center is strategically located in San Bernardino County, which is part of the broader Inland Empire. The Riverside-San Bernardino metropolitan statistical area (MSA) is California’s second most populous region and the 12th most populous region in the U.S. This MSA constitutes approximately 8.5 percent of California’s total nonfarm employment. Moreover, it is expected to contribute approximately 9.2 percent of the state’s nonfarm employment growth through 2016, according to the Economic Development Department of the State of California. This projected growth rate slightly exceeds the forecast for California as a whole.

About Behringer Harvard

Behringer Harvard creates and manages global institutional-quality investment programs for individual and institutional investors through its real estate investment trusts, joint ventures and proprietary program structures. The company also offers strategic advisory, asset management and capital market solutions. Behringer Harvard has interests in or manages more than $10 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 99 99 90, or visit us online at behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT II, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard Opportunity REIT II, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers Richards Partners katie_myers@richards.com 214.891.5842	Barbara Marler Behringer Harvard bmarler@behringerharvard.com 469.341.2312	Jason Mattox Chief Administrative Officer Behringer Harvard jmattox@behringerharvard.com 866.655.3600